 Exhibit 99.12

CONSENT OF PROSPECTIVE DIRECTOR

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the inclusion of my name in the Registration Statement on Form S-4 of US Ecology Parent, Inc. (the “Company”) filed with the Securities and Exchange Commission, and all amendments (including post-effective amendments) thereto (the “Registration Statement”) and any related prospectus and/or proxy statement contained therein and any amendment or supplement thereto, as a person who is to become a director of the Company upon the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of June 23, 2019, by and among the Company, US Ecology, Inc., NRC Group Holdings Corp., ECOL Merger Sub, Inc. and Rooster Merger Sub, Inc.) and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Ronald C. Keating
Name: Ronald C. Keating
Date: July 31, 2019